EXHIBIT 10.1

SECOND AMENDED AND RESTATED

STOCKHOLDER AGREEMENT

AMONG

BLACKROCK, INC.

MERRILL LYNCH & CO., INC.

AND

MERRILL LYNCH GROUP, INC.

DATED AS OF FEBRUARY 27, 2009

Table of Contents

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SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT

SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT dated as of February 27, 2009, by and among BlackRock, Inc., a Delaware corporation ("BlackRock") and Merrill Lynch & Co., Inc., a Delaware corporation ("Merrill Lynch") and Merrill Lynch Group, Inc., a Delaware corporation.

WHEREAS, BlackRock and Merrill Lynch are parties to an Amended and Restated Stockholder Agreement, dated as of July 16, 2008 (as so amended and restated, the "Original Agreement");

WHEREAS, the Merrill Lynch Merger shall constitute a Change of Control of Merrill Lynch under the terms of the Original Agreement (the "Merger Change of Control");

WHEREAS, on September 15, 2008, Merrill Lynch entered into a merger agreement with Bank of America Corporation ("Bank of America"), pursuant to which, effective as of the closing of the transaction contemplated thereby a subsidiary of Bank of America will merge with and into Merrill Lynch (the "Merrill Lynch Merger");

WHEREAS, in connection with the Merrill Lynch Merger and the Merger Change of Control, BlackRock and Merrill Lynch propose to enter into transactions whereby Merrill Lynch will exchange (i) 49,865,000 shares of BlackRock Common Stock (as defined herein) for a like number of shares of Series B Participating Preferred Stock (as defined herein) and (ii) 12,604,918 shares of Series A Participating Preferred Stock (as defined herein) for a like number of shares of Series B Participating Preferred Stock (the "Merrill Lynch Exchanges");

WHEREAS, concurrently with the Merrill Lynch Exchange, The PNC Financial Services Group, Inc. ("PNC") will exchange (i) 17,872,000 shares of BlackRock Common Stock for a like number of  shares of Series B Participating Preferred Stock and (ii) up to 2,940,866 shares of BlackRock Common Stock for a like number of shares of Series C Participating Preferred Stock (as defined herein) (the "PNC Exchanges" and together with the Merrill Lynch Exchange, the "Exchange Transactions");

WHEREAS, the parties hereto wish to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither BlackRock nor any of its Controlled Affiliates shall be deemed to be a Subsidiary or Affiliate of Merrill Lynch or Bank of America solely by virtue of the Beneficial Ownership by Merrill Lynch of BlackRock Capital Stock, the election of Directors nominated by Merrill Lynch to the Board, the election of any other Directors nominated by the Board or any other action taken by Merrill Lynch in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

"Agreement" means this Second Amended and Restated Stockholder Agreement as it may be amended, supplemented, restated or modified from time to time.

"Beneficial Ownership" by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will Merrill Lynch be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.3 unless, and then only to the extent that, it shall have actually exercised such right.  For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by Merrill Lynch shall not include, for any purpose under this Agreement, any Voting Securities or other securities held by such Person and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Person and Affiliates of such Person which are broker-dealers or otherwise engaged in the securities business; or in pooled investment vehicles sponsored, managed and/or advised or subadvised by such Person and its Affiliates except, if they Beneficially Own more than 25% of the ownership interests in a pooled investment vehicle, to the extent of their ownership interests therein; provided that in each case, such securities were acquired in the ordinary course of business of their securities business and not with the intent or purpose of influencing control of BlackRock or avoiding the provisions of this Agreement. The term "Beneficially Own" shall have a correlative meaning.

"Board" means the Board of Directors of BlackRock.

"Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

"By Laws" means the By-Laws of BlackRock, as amended or supplemented from time to time.

"Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

A "Change of Control of Merrill Lynch" shall be deemed to occur when the Board of Directors of Merrill Lynch determines that a Change in Control of Merrill Lynch has occurred, as a Change in Control of Merrill Lynch may be defined from time to time by the Board of Directors of Merrill Lynch; provided, however, that at a minimum, a Change in Control of Merrill Lynch shall, without any action by the Board of Directors of Merrill Lynch, be deemed to occur if:

(i)           any Person, excluding employee benefit plans of Merrill Lynch, is or becomes the Beneficial Owner, directly or indirectly, of securities of Merrill Lynch representing a majority of the combined voting power of Merrill Lynch's then outstanding securities;

(ii)           Merrill Lynch consummates a merger, consolidation, share exchange, division or other reorganization or transaction of Merrill Lynch (a "Fundamental Transaction") with any other Person, other than a Fundamental Transaction that results in the voting securities of Merrill Lynch outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power immediately after such Fundamental Transaction of (A) Merrill Lynch's outstanding securities, (B) the surviving entity's outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division;

(iii)          the shareholders of Merrill Lynch approve a plan of complete liquidation or winding-up of Merrill Lynch or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all Merrill Lynch's assets;

(iv)          as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board of Directors of Merrill Lynch (including for this purpose any new director whose election or nomination for election by Merrill Lynch's shareholders in connection with such proxy contest was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board of Directors of Merrill Lynch (excluding any Board seat that is vacant or otherwise unoccupied);

(v)          during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Merrill Lynch (including for this purpose any new director whose election or nomination for election by Merrill Lynch's shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of Merrill Lynch (excluding any Board seat that is vacant or otherwise unoccupied); or

(vi)          Merrill Lynch, directly or indirectly, disposes in one transaction or a series of related transactions of the business segment currently referred to as the Global Private Client business of Merrill Lynch, as the same may be renamed or restructured from time to time.  For purposes of this provision, a disposition shall not be deemed to occur unless it results in the loss of a minimum of 66% of the annual gross revenues (excluding net interest profit and related hedges and adjustments for any extraordinary items) of the Global Private Client segment as measured by reference to the annual gross revenues of the Global Private Client segment (excluding net interest profit and related hedges and adjustments for any extraordinary items) in the four fiscal quarters immediately preceding the first such disposition transaction.  For purposes of this definition, "net interest profit and related hedges" refers to interest revenues less interest expense and includes the allocation to the Global Private Client business of the interest spread earned in Merrill Lynch's banking subsidiaries for deposits, as well as interest earned, net of provisions for loan losses, on securities-based loans, mortgages, small- and middle-market business and other loans, corporate funding allocations, and the interest component of non-qualifying derivatives.

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the shares of Common Stock, par value $0.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

"control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act.  For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person provided, however, that a Person shall not be treated as having any control over any collective investment vehicle to which it provides services unless it and its Affiliates collectively have a proprietary economic interest exceeding 25% of the equity interest in such collective investment vehicle.

"Controlled Affiliate" of any Person means a Person that is directly or indirectly controlled by such other Person.

"Director" means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

"Equivalent Securities" means at any time shares of any class of Capital Stock or other securities or interests of a Person which are substantially equivalent to the Voting Securities of such Person other than by reason of not having voting rights, including, for the avoidance of doubt, the Series A Participating Preferred Stock, Series B Participating Preferred Stock and Series C Participating Preferred Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

"Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination and with respect to shares of Participating Preferred Stock of any series shall be the same price per share as the Fair Market Value per share of the Common Stock. The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than 1% of the Fair Market Value of all of the issued and outstanding BlackRock Capital Stock shall be determined by the Board (acting through a majority of the Independent Directors) in its good faith judgment. The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by a majority of the Independent Directors, whose determination shall be final and binding on the parties hereto. The fees and expenses of such Independent Investment Banking Firm shall be paid by BlackRock.

"Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

"Independent Director" means any Director who (i) is or would be an "independent director" with respect to BlackRock pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor provision) and (ii) was not nominated or proposed for nomination by or on behalf of, Merrill Lynch, any Significant Stockholder, or any Affiliates or Designated Directors of Merrill Lynch or a Significant Stockholder.

"Independent Investment Banking Firm" means an investment banking firm of nationally recognized standing that in the reasonable judgment of the Person or Persons engaging such firm, taking into account any prior relationship with Merrill Lynch, any Significant Stockholder or BlackRock, is independent of such Person or Persons.

"Merrill Lynch Alternative Manager" means any asset management business formed or acquired, either in whole or in part, after July 16, 2008 by Merrill Lynch, substantially all of the business of which is the management of collective investment funds and/or separately managed accounts that primarily utilize (i) non-traditional investment techniques, including but not limited to short selling, leverage, arbitrage, specialty finance, and quantitatively-driven structured trades and (ii) other activities that are not a Merrill Lynch Restricted Activity.

"Ownership Cap" means, at any time of determination, with respect to Merrill Lynch and its Affiliates, each of (i) 4.9 percent of the Total Voting Power of the Voting

Securities of BlackRock issued and outstanding at such time (the "Voting Ownership Cap") and (ii) 49.8 percent of the sum of the Voting Securities and the Participating Preferred Stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Participating Preferred Stock (the "Total Ownership Cap").

"Ownership Percentage" means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) with respect to the Voting Ownership Cap (A) the Total Voting Power of all Voting Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities of such other Person issued and outstanding at that time and (ii) with respect to the Total Ownership Cap, (A) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of such other Person issued and outstanding at that time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Equivalent Securities.

"Ownership Threshold" means, at any time of determination, with respect to Merrill Lynch and its Affiliates, 20 percent of the Total Voting Power of the Voting Securities of BlackRock issued and outstanding at such time.

"Participating Preferred Stock" means Series A Participating Preferred Stock, Series B Participating Preferred Stock and Series C Participating Preferred Stock.

"Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

"Restricted Person" means each of the entities (and their successors) set forth in that certain letter to be delivered by Merrill Lynch prior to the fifth anniversary of the Closing who Merrill Lynch considers to be the nine organizations most competitive with its overall business; provided, that not more than once in any 12 month period thereafter, Merrill Lynch may, with the consent of a majority of the Independent Directors, which consent, subject to applicable fiduciary duties, shall not be unreasonably withheld, amend such letter; provided, further, that at no time may more than nine entities (together with their Affiliates) be Restricted Persons.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

"Series A Participating Preferred Stock" means the Series A Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

"Series B Participating Preferred Stock" means the Series B Convertible Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

"Series C Participating Preferred Stock" means the Series C Convertible Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

"Significant Stockholder" means, at any time of determination, any Person other than Merrill Lynch and its Affiliates that Beneficially Owns 20 percent or more of the BlackRock Capital Stock issued and outstanding at such time.

"Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

"Total Voting Power" means the total number of votes entitled to be cast by the holders of the outstanding Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Capital Stock generally.

"Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which Merrill Lynch is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of Merrill Lynch's outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any BlackRock Capital Stock Beneficially Owned by Merrill Lynch, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not Merrill Lynch, expressly assumes all obligations of Merrill Lynch under this Agreement.  For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of Merrill Lynch or Merrill Lynch's interest in an Affiliate which Beneficially Owns BlackRock Capital Stock unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

"Voting Securities" means at any time shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of Directors or Persons performing a similar function with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

Section 1.2          Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
Additional BlackRock Stock Purchase	Section 2.3
Bank of America	Preamble
BlackRock	Preamble
BlackRock Party	Section 3.3(a)
BlackRock Restricted Activities	Section 5.1(a)
Closing	Section 2.1(d)
DGCL	Section 1.4
Exchange Transactions	Preamble
Final Transfer Notice	Section 3.2
Initial Transfer Notice	Section 3.2(b)
Last Look Price	Section 3.2(b)
Litigation	Section 6.11(a)
Management Designee	Section 4.1(a)
Merger Change of Control	Preamble
Merrill Lynch	Preamble
Merrill Lynch Designee	Section 4.1(a)
Merrill Lynch Exchanges	Preamble
Merrill Lynch Merger	Preamble
Merrill Lynch Public Filings	Section 4.5(b)
Merrill Lynch Restricted Activities	Section 5.1(a)
PNC	Preamble
PNC Exchanges	Preamble
Prohibited Actions	Section 2.2(h)
Related Person	Section 4.7
Significant Stockholder Designee	Section 4.1(a)
Stock Issuance	Section 2.3
Transaction Agreement	Section 2.1(d)
Transferring Party	Section 3.2(b)

Section 1.3         Other Definitional Provisions.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.4         Methodology for Calculations.  For purposes of calculating the number of outstanding shares of BlackRock Capital Stock or Voting Securities and the number of shares of BlackRock Capital Stock or Voting Securities Beneficially Owned by any Person as of any date, any shares of BlackRock Capital Stock or Voting Securities held in BlackRock's treasury or belonging to any Subsidiaries of BlackRock which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute (the "DGCL")) shall be disregarded.

ARTICLE II

SHARE OWNERSHIP

Section 2.1         Acquisition of Additional BlackRock Capital Stock.

(a)           Except as provided in paragraph (b) below Merrill Lynch covenants and agrees with BlackRock that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional BlackRock Capital Stock, if after giving effect to such acquisition or action, it would Beneficially Own BlackRock Capital Stock representing more than its Voting Ownership Cap or Total Ownership Cap.

(b)           Notwithstanding the foregoing, the acquisition (whether by merger, consolidation, exchange of equity interests, purchase of all or part of the equity interests or assets or otherwise) by Merrill Lynch or an Affiliate thereof of any Person that Beneficially Owns BlackRock Capital Stock, or the acquisition of BlackRock Capital Stock in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of Merrill Lynch's or such Affiliate's banking, brokerage or securities business, shall not constitute a violation of its Ownership Cap; provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement, including its Ownership Cap, and (ii) in the case of an acquisition of another Person, it uses reasonable best efforts to negotiate terms in connection with the relevant acquisition agreement requiring such other Person to divest itself of sufficient BlackRock Capital Stock it Beneficially Owns so that its Voting Ownership Cap and its Total Ownership Cap would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, the consummation of such acquisition (but in no event more than 120 days following such consummation, or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in Merrill Lynch exceeding its Ownership Cap) and the successor or surviving Person to such transaction, if not Merrill Lynch or such Affiliate, expressly assumes all obligations of Merrill Lynch or such Affiliate, as the case may be, under this Agreement; and provided, further, that the provisions of paragraph (c) below are complied with.

(c)           i) If at any time Merrill Lynch and any of its Affiliates Beneficially Own in the aggregate BlackRock Capital Stock representing more than its Voting Ownership Cap or Total Ownership Cap, then Merrill Lynch shall, as soon as is reasonably practicable (but in no event longer than 120 days after its Ownership Percentage first exceeds its Voting Ownership Cap or Total Ownership Cap or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in Merrill Lynch exceeding its Ownership Cap) Transfer (in any manner that would be permitted by Section 3.2(b) after the lapse of any minimum holding period) a number of shares of BlackRock Capital Stock sufficient to reduce the amount of BlackRock Capital Stock Beneficially Owned by it and its Affiliates to an amount representing not greater than its Ownership Cap.

  (ii)           Notwithstanding any other provision of this Agreement, in no event may Merrill Lynch or any of its Affiliates, directly or indirectly, including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any BlackRock Capital Stock Beneficially Owned by it and its Affiliates representing in excess of its Voting Ownership Cap.

(d)           Any additional BlackRock Capital Stock acquired and Beneficially Owned by Merrill Lynch or any of its Affiliates following the Closing (the "Closing") of the transactions contemplated by the Transaction Agreement and Plan of Merger, dated as of February 15,  2006 (the "Transaction Agreement") shall be subject to the restrictions contained in this Agreement as fully as if such shares of BlackRock Capital Stock were acquired by it at or prior to the Closing.

(e)           Notwithstanding Section 2.1(a), Merrill Lynch shall not and shall cause its Affiliates not to acquire Beneficial Ownership of any shares of BlackRock Capital Stock from any Person other than BlackRock or a Significant Stockholder (other than pursuant to an acquisition effected in a manner contemplated by Section 2.1(b)) if after giving effect to such acquisition Merrill Lynch, together with its Affiliates, would Beneficially Own BlackRock Capital Stock representing more than 90 percent of its Voting Ownership Cap.

Section 2.2         Prohibition of Certain Communications and Actions. Merrill Lynch shall not and shall cause its Affiliates and its and their directors officers and other agents not to (w) solicit, seek or offer to effect, or effect, (x) negotiate with or provide any information to the Board, any director or officer of BlackRock, any stockholder of BlackRock, any employee or union or other labor organization representing employees of BlackRock or any other Person with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, any director or officer of BlackRock or any stockholder of, any employee or union or other labor organization representing employees of BlackRock or any other Person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to:

(a)           any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own (i) BlackRock Capital Stock or Voting Stock of any successor to or person in control of BlackRock in an amount which, when added to any other BlackRock Capital Stock then Beneficially Owned by Merrill Lynch and any of its Affiliates would cause the total amount of BlackRock Voting Securities Beneficially Owned by Merrill Lynch to exceed its Voting Ownership Cap or Total Ownership Cap, (ii) any equity securities of any Controlled Affiliate of BlackRock, (in each case except to the extent such acquisition, offer or agreement would be permissible under Section 2.1),

(b)           any form of business combination or similar or other extraordinary transaction involving BlackRock or any Controlled Affiliate thereof, including, without limitation, a merger, tender or exchange offer or sale of any substantial portion of the assets of BlackRock or any Controlled Affiliate of BlackRock,

(c)           any form of restructuring, recapitalization or similar transaction with respect to BlackRock or any Controlled Affiliate of BlackRock,

(d)           any purchase of any assets, or any right to acquire any asset (through purchase, exchange, conversion or otherwise), of BlackRock or any Controlled Affiliate of BlackRock, other than investment assets of BlackRock or any Controlled Affiliate of BlackRock in the ordinary course of its banking, brokerage or securities business and other than an insubstantial portion of such assets in the ordinary course of business,

(e)           being a member of a Group for the purpose of acquiring, holding or disposing of any shares of BlackRock Capital Stock or any Controlled Affiliate of BlackRock,

(f)           selling any share of BlackRock Capital Stock in an unsolicited tender offer that is opposed by the Board,

(g)           any proposal to seek representation on the Board except as contemplated by this Agreement or, other than as permitted by the proviso to Section 4.6(a) of this Agreement, any proposal to seek to control or influence the management, Board or policies of BlackRock or any Controlled Affiliate of BlackRock, or

(h)           encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder with) any third party to do any of the foregoing (the actions referred to in the foregoing provisions of this sentence being referred to as "Prohibited Actions").  If at any time Merrill Lynch or any Affiliate thereof is approached by any Person requesting Merrill Lynch or any

Affiliate to instigate, encourage, join, act in concert with or assist any Person in a Prohibited Action involving the assets, businesses or securities of BlackRock or any of its Controlled Affiliates or any other Prohibited Actions, Merrill Lynch will promptly inform BlackRock of the nature of such contact and the parties thereto.

Nothing in this Section 2.2 shall limit the ability of any Director, including any Merrill Lynch Designee, to vote in his or her capacity as a Director in such manner as he or she sees fit.

Section 2.3         Purchases of Additional Securities.  At any time that BlackRock effects an issuance (a "Stock Issuance") of additional Voting Securities or Equivalent Securities other than in connection with any employee restricted stock, stock option, incentive or other benefit plan to any Person or Persons other than Merrill Lynch or any Affiliate thereof, Merrill Lynch shall, subject to Section 2.1, have the right to purchase from BlackRock (in each instance, an "Additional BlackRock Stock Purchase") (i) additional shares of Participating Preferred Stock such that following such Stock Issuance and such purchase Merrill Lynch and its Affiliates will Beneficially Own shares and/or other securities representing the lesser of (A) the lesser of Merrill Lynch's Voting Ownership Cap and its Total Ownership Cap and (B) the same Ownership Percentage of Merrill Lynch's Voting Ownership Cap and Total Ownership Cap as they Beneficially Owned immediately prior to such Stock Issuance and (ii) if the total of all Stock Issuances including the Stock Issuance in question since the Closing has the effect, after taking into account any repurchases of BlackRock Capital Stock by BlackRock since the Closing and any Transfers of BlackRock Capital Stock by Merrill Lynch and its Affiliates in accordance with Section 3.2(b)(i) or (ii), of decreasing the Total Voting Power of BlackRock Capital Stock issued and outstanding after giving effect to such Stock Issuance Beneficially Owned by Merrill Lynch and its Affiliates to 90% or less of Merrill Lynch's Voting Ownership Cap, additional Voting Securities of the same class or series issued in the Stock Issuance such that following such Stock Issuance and such purchase Merrill Lynch and its Affiliates will Beneficially Own shares and/or other securities representing the lesser of (x) Merrill Lynch's Voting Ownership Cap and (y) the same Ownership Percentage of Merrill Lynch's Voting Ownership Cap as Merrill Lynch's and its Affiliates Beneficially Owned immediately prior to such Stock Issuance. If Merrill Lynch exercises such right within 30 days after the pricing date of such Stock Issuance and if the purchaser or purchasers of Voting Securities in such Stock Issuance pays cash in consideration for such securities, Merrill Lynch shall pay an equal per security amount of cash consideration in the Additional BlackRock Stock Purchase following such Stock Issuance.  In all other cases, the price that Merrill Lynch shall pay to purchase the additional securities shall be the Fair Market Value per unit of the class or series of securities. BlackRock shall give Merrill Lynch written notice of any Stock Issuance as far in advance as practicable and on the date of completion.

Section 2.4         BlackRock Share Repurchases.  If BlackRock engages in any share repurchase program or self-tender that has the effect of causing Merrill Lynch's Beneficial Ownership of BlackRock Capital Stock to exceed its Voting Ownership Cap or Total Ownership Cap, subject to any restrictions in the Exchange Act, Merrill Lynch shall, at the request of BlackRock, promptly sell such number of shares of BlackRock Capital Stock to BlackRock as shall cause its Beneficial Ownership of BlackRock Capital Stock not to exceed its Voting Ownership Cap or Total Ownership Cap.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1         General Transfer Restrictions.  The right of Merrill Lynch and its Affiliates to Transfer any BlackRock Capital Stock is subject to the restrictions set forth in this Article III, and no Transfer of BlackRock Capital Stock by Merrill Lynch or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of BlackRock.

Section 3.2         Restrictions on Transfer.

(a)           Without the prior written consent of BlackRock (acting through a majority of the Independent Directors), during an initial period of three years following the Closing, Merrill Lynch shall not, and shall not permit its Affiliates to, Transfer any Beneficially Owned BlackRock Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned BlackRock Capital Stock; provided that the foregoing restriction shall not prohibit Merrill Lynch or any of its Affiliates from Transferring any Beneficially Owned BlackRock Capital Stock (i) to BlackRock pursuant to Section 2.4 or (ii) to an Affiliate of Merrill Lynch that agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto.

(b)           Following the third anniversary of the Closing, Merrill Lynch shall not, and shall not permit its Affiliates to, Transfer any Beneficially Owned BlackRock Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned BlackRock Capital Stock; provided that the foregoing restriction shall not be applicable to Transfers:

  (i)           to an Affiliate of Merrill Lynch which agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto;

  (ii)           pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether Merrill Lynch is deemed at such time to be an Affiliate of BlackRock) to any Person who after giving effect to such Transfer would not Beneficially Own BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of BlackRock Capital Stock issued and outstanding;

  (iii)           pursuant to privately negotiated transactions, in each calendar quarter in an amount not in excess (together with Transfers pursuant to Section 3.2(b)(ii) and (iv) during such calendar quarter) of 4.5% of the Total Voting Power of BlackRock Capital Stock issued and outstanding to any Person who after giving effect to such Transfer would not Beneficially Own BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of BlackRock Capital Stock issued and outstanding; provided, that Merrill Lynch or the Affiliate proposing to Transfer pursuant to this Section 3.2(b)(iii) (the "Transferring Party") promptly provide to BlackRock written notice (an "Initial Transfer Notice"), stating such Transferring Party's intention to effect such a Transfer, and stating that Merrill Lynch will comply with the provisions of Section 3.3 and prior to making any Transfer or entering into any definitive agreement to do so shall provide to BlackRock a further written notice (a "Final Transfer Notice") stating such Transferring Party's intention to effect the specific transfer described therein (including price and terms (the "Last Look Price"));

   (iv)           in each calendar quarter, in an amount not in excess (together with Transfers pursuant to Section 3.2(b)(ii) and (iii)) of 4.5% of the Total Voting Power of BlackRock Capital Stock issued and outstanding, pursuant to a distribution to the public, registered under the Securities Act, in which Merrill Lynch uses its commercially reasonable efforts to (A) effect as wide a distribution of such BlackRock Capital Stock as is reasonably practicable, and (B) not knowingly sell BlackRock Capital Stock to any Person who after consummation of such offering would have Beneficial Ownership of BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of BlackRock Capital Stock; or

   (v)           with the prior written consent of a majority of the Independent Directors.

(c)           Subject to Sections 3.2(a) and (b), if Merrill Lynch wishes or is required to Transfer an amount of BlackRock Capital Stock constituting more than 10% of the Total Voting Power of BlackRock Capital Stock, Merrill Lynch shall coordinate with BlackRock regarding optimizing the manner of distribution and sale of such shares, including whether such sale should occur through an underwritten offering and shall cooperate in the marketing of any such offering.

(d)           Merrill Lynch shall reimburse BlackRock for any fees and expenses incurred in connection with any Transfer by Merrill Lynch pursuant to this Section 3.2 (other than any Transfer pursuant to Sections 3.3(a) and 3.3(b)).

Section 3.3         Right of Last Refusal.

(a)           Upon receipt of a Final Transfer Notice, unless the proposed Transfer described therein is being made in a tax-free Transfer to a charitable organization or foundation, BlackRock will have an irrevocable and transferable option to purchase all of the BlackRock Capital Stock subject to such Final Transfer Notice at the Last Look Price and otherwise on the terms and conditions described in the Final Transfer Notice.  BlackRock and/or its transferees (collectively and/or separately, the "BlackRock Party") shall, within 10 Business Days from receipt of the Final Transfer Notice, indicate if it intends to exercise such option by sending irrevocable written notice of any such exercise to the Transferring Party, and such BlackRock Party shall then be obligated to purchase all such BlackRock Capital Stock on terms and conditions no less favorable (other than date of closing) to Transferring Party than those set forth in the Final Transfer Notice.

(b)           If a BlackRock Party elects to purchase all of such BlackRock Capital Stock, the BlackRock Party and the Transferring Party shall be legally obligated to consummate such transaction and shall use their commercially reasonable efforts to consummate such transaction as promptly as practicable but in any event within 10 Business Days following the delivery of such election notice or, if later, 5 Business Days after receipt of all required regulatory approvals (but in no event more than 60 days after the delivery of such election notice).

(c)           If a BlackRock Party does not elect to purchase all of such BlackRock Capital Stock pursuant to this Section 3.3 (or if, having made such election, does not complete such purchase within the applicable time period specified in Section 3.3(b)), then the Transferring Party shall be free for a period of 30 days from the date the election notice was due to be received from a BlackRock Party to enter into definitive agreements to Transfer such BlackRock Capital Stock in accordance with Section 3.2(b)(ii) for not less than the Last Look Price; provided that any such definitive agreement provides for the consummation of such Transfer to take place within nine months from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Final Transfer Notice.  In the event that the Transferring Party has not entered into such a definitive agreement with such 30-day period, or has so entered into such an agreement but has not consummated the sale of such BlackRock Capital Stock within nine months from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Transferring Party shall not Transfer or offer to Transfer such BlackRock Capital Stock not so Transferred without again complying with this Section 3.3, to the extent applicable.

(d)           Each of the time periods set forth in Section 3.3(a)-(c) above shall be doubled if the number of shares Merrill Lynch seeks to Transfer (as set forth in the Final Transfer Notice) exceeds 4.5% of the Total Voting Power of the BlackRock Capital Stock, or shares of Series B Preferred Stock convertible upon transfer into in excess of 4.5% of the Total Voting Power of the BlackRock Capital Stock, issued and outstanding at that time.

Section 3.4         Legend on Securities.

(a)           Each certificate representing shares of BlackRock Capital Stock Beneficially Owned by Merrill Lynch or its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT DATED AS OF DECEMBER 31, 2008, BETWEEN BLACKROCK, INC. (THE "COMPANY") AND MERRILL LYNCH & CO, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE "AGREEMENT"), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

(b)           Upon any acquisition by Merrill Lynch or any of its Affiliates of additional shares of BlackRock Capital Stock, Merrill Lynch shall, or shall cause such Affiliate to, submit the certificates representing such shares of BlackRock Capital Stock to BlackRock so that the legend required by this Section 3.4 may be placed thereon (if not so endorsed upon issuance).

(c)           BlackRock may make a notation on its records or give instructions to any transfer agents or registrars for BlackRock Capital Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d)           In connection with any Transfer of shares of Beneficially Owned BlackRock Capital Stock, the transferor shall provide BlackRock with such customary certificates, opinions and other documents as BlackRock may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws.  In connection with any Transfer pursuant to Section 3.2(b)(ii), (iii) or (iv), BlackRock shall remove such portion of the foregoing legend as is appropriate in the circumstances.

Section 3.5         Change of Control.  Upon a Change of Control of Merrill Lynch within the first five years after the Closing, Merrill Lynch (or any successor Person) shall, (a) within 30 days of such Change of Control, initiate and thereafter as promptly as practicable (consistent with applicable legal requirements) Transfer in accordance with the provisions of Sections 3.2 and/or 3.3 of this Agreement (or such other manner as the parties shall have agreed is optimal in the circumstances and will not result in an "assignment" of any investment advisory agreements of BlackRock and its Controlled Affiliates under the U.S. Investment Advisers Act of 1940) such number of Voting Securities of BlackRock as shall be necessary to reduce to 24.9 percent the Total Voting Power of BlackRock Capital Stock Beneficially Owned by Merrill Lynch and its Affiliates immediately after giving effect to such Change of Control or, at the election of Merrill Lynch, (b) Merrill Lynch shall exchange all of its shares of Common Stock for shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock on the basis of one share of Series A Participating Preferred Stock or Series B Participating Preferred Stock, as applicable, for each share of Common Stock so exchanged and shall agree to elect cash dividends on all such shares, and BlackRock shall effect such exchange. The parties shall cooperate in completing and marketing such Transfer, and shall take into account all relevant considerations, including market conditions, in determining the timing and manner of such Transfer.

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1         Composition of the Board

(a)            Following the Closing, BlackRock and Merrill Lynch shall each use its best efforts to cause the election at each meeting of stockholders of BlackRock of such nominees reasonably acceptable to the Board such that there are no more than 17 Directors; there are not more than four Directors who are members of BlackRock management (each a "Management Designee"); there are two Directors, each in a different class, who are individuals designated in writing to BlackRock by Merrill Lynch (each, a "Merrill Lynch Designee"); there are two Directors, each in a different class, who are individuals designated in writing to BlackRock by a Person who is a Significant Stockholder and has held such status since prior to the date of the Transaction Agreement (each, a "Significant Stockholder Designee"); and the remaining Directors are Independent Directors.

(b)           Following the Closing, upon the resignation, retirement or other removal from office of any Management Designee or Merrill Lynch Designee (i) BlackRock or Merrill Lynch, as the case may be, shall be entitled promptly to designate a replacement Management Designee or Merrill Lynch Designee, as the case may be, who meets the qualifications of a Director and is reasonably acceptable to the Board and (ii) BlackRock and Merrill Lynch shall each use its best efforts to cause the appointment or election of such replacement designee as a Director by the other Directors or by the stockholders of BlackRock.

Section 4.2         Vote Required for Board Action; Board Quorum.

(a)           Except as provided in this Section 4.2 and in Section 4.7, any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at such meeting.

(b)           In addition to the requirements of Section 4.2(a), BlackRock shall not enter into or effectuate any of the following transactions without the prior approval of either all of the Independent Directors then in office, or at least two-thirds of the Directors then in office, at a meeting with respect to which such transaction was specifically described in a written notice of meeting called at least two Business Days in advance; provided, however, that if a Director is not present (for the avoidance of doubt, a Director may attend, and be counted as present, at a meeting telephonically) at either of two meetings called and noticed in the foregoing manner to consider such transaction, such Director shall be deemed, solely for purposes of this Section 4.2(b), not to be a Director then in office if such Director is not present at the third meeting called and noticed in the foregoing manner to consider such transaction:

  (i)           appointment of a new Chief Executive Officer of BlackRock;

  (ii)           any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of BlackRock Capital Stock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by one or more Persons other than Persons holding a majority of the Total Voting Power of BlackRock Capital Stock Issued and outstanding prior to the occurrence of such transaction, or any sale of all or substantially all of the assets of BlackRock to any Person;

  (iii)          any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business the consolidated net income after taxes of which for its preceding fiscal year equals or exceeds 20% of BlackRock's consolidated net income after taxes for it preceding fiscal year if such acquisition involves the current or potential issuance of BlackRock Capital Stock constituting more than 10% of the Total Voting Power of BlackRock Capital Stock issued and outstanding immediately after completion of such acquisition;

  (iv)          any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business constituting a line of business that is materially different from the lines of business

BlackRock and its Controlled Affiliates are engaged in immediately prior to such acquisition if such acquisition involves consideration in excess of 10% of the total assets of BlackRock on a consolidated basis;

   (v)           except for repurchases pursuant to the terms of this Agreement, any repurchase by BlackRock or any Subsidiary of BlackRock of shares of BlackRock Capital Stock such that after giving effect to such repurchase BlackRock and its Subsidiaries shall have repurchased more than 10% of the Total Voting Power of BlackRock Capital Stock within the 12-month period ending on the date of such repurchase;

   (vi)          any amendment, modification or waiver of BlackRock's Certificate of Incorporation;

   (vii)         any matter requiring stockholder approval pursuant to the New York Stock Exchange listed company manual;

   (viii)        any amendment, modification or waiver (as distinct from a consent or approval provided therein) of any restriction or prohibition on Merrill Lynch or its Affiliates provided for herein or any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any restriction or prohibition on a Significant Stockholder or its Affiliates provided for in a stockholders agreement between BlackRock and such Significant Stockholder;

provided, however, that if a Change of Control of Merrill Lynch occurs prior to the fifth anniversary of the Closing, the provisions of this Section 4.2(b) shall immediately cease.

(c)           In addition to the requirements of Section 4.2(a) and (b), BlackRock shall not enter into any agreement providing for, or effectuate any of the following transactions without the prior written approval of Merrill Lynch:

  (i)           until the fifth anniversary of the Closing, (A) any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of the Capital Stock of BlackRock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transactions would be Beneficially Owned by one or more Persons other than Persons holding a majority of the Total Voting Power of the BlackRock Capital Stock issued and outstanding prior to the occurrence of such transaction or (B), in the case of a merger, consolidation, exchange of shares, issuance of shares or similar transaction that is not covered by clause (A) above, more than 20% of the Total Voting Power of the Capital Stock of BlackRock or the other Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by any Person who Beneficially Owned less than 20% of the Total Voting Power of the BlackRock Capital Stock or of the Capital Stock of such other Person immediately prior to such transaction;

  (ii)           after the fifth anniversary of the Closing, any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of BlackRock Capital Stock would be Beneficially Owned by a Restricted Person or any sale of all or substantially all of the assets of BlackRock to any Restricted Person;

  (iii)          any sale, whether by merger, consolidation, exchange of equity interests, sale of equity interests in or assets or similar transaction of any Subsidiary if the annualized revenues of such Subsidiary or assets, together with the annualized revenues of all other Subsidiaries so disposed of within the 12-month period ending on the date of such sales exceeds more than 20% of the annualized revenues of BlackRock for the preceding fiscal year on a consolidated basis;

  (iv)          any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business which would be reasonably likely in the opinion of counsel to Merrill Lynch require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation, supervision or restrictions under the Bank Holding Company Act of 1956, the Change of Bank Control Act or Section 10 of the Homeowners Loan Act;

  (v)          any amendment, modification, repeal or waiver of Section 3.2 of BlackRock's By-Laws or of BlackRock's Certificate of Incorporation or By-Laws that would be viewed by a reasonable Person as being adverse to the rights of Merrill Lynch or more favorable to the rights of a Significant Stockholder than to the rights of Merrill Lynch;

  (vi)          any settlement or consent in a regulatory enforcement matter that would be reasonably likely, in the opinion of counsel to Merrill Lynch, to cause Merrill Lynch or any of its Affiliates to suffer (A) any regulatory disqualification, (B) suspension of registration or license or (C) other material adverse regulatory consequence (which approval may not be unreasonably withheld in the case of this clause (C));

  (vii)         any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any provision of a stockholders agreement between BlackRock and a Significant Stockholder that would be viewed by a reasonable Person as being adverse to Merrill Lynch or materially more favorable to the rights of such Significant Stockholder thereunder than to the rights of Merrill Lynch hereunder; or

  (viii)        any voluntary bankruptcy or similar filing or declaration by BlackRock.

provided, however, that if a Change of Control of Merrill Lynch occurs prior to the fifth anniversary of the Closing, the provisions of Section 4.2(c)(i), (ii) and (iii) shall immediately cease.

(d)           A quorum for any meeting of the Board shall require the presence of a majority of the total number of Directors then in office.

Section 4.3         Committees.  To the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed) and except as otherwise determined by the Board (in accordance with Section 4.2) each committee of the Board shall consist of a majority of Independent Directors, the Audit Committee, the Compensation Committee and, to the extent required by applicable laws, rules and regulations and self-regulatory organization requirements, the Nominating Committee shall consist entirely of Independent Directors and the Executive Committee shall consist of not less than five members of which one shall be a Merrill Lynch Designee. Subject to Sections 4.2 and 4.7 all decisions of such committees shall require the affirmative vote of a majority of the Directors then serving on such committee.

Section 4.4         Certificate of Incorporation and Bylaws to be Consistent.  Each of BlackRock and Merrill Lynch shall use its best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Certificate of Incorporation and the Bylaws of BlackRock contain provisions consistent with the terms of this Agreement (including without limitation this Article IV) and none of the Certificate of Incorporation or the Bylaws of BlackRock or any of the corresponding constituent documents of BlackRock's Subsidiaries contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights of BlackRock or Merrill Lynch hereunder. Neither BlackRock nor Merrill Lynch shall take or cause to be taken any action inconsistent with the terms of this Agreement (including without limitation this Article IV) or the rights of BlackRock or Merrill Lynch hereunder.

Section 4.5         Information Rights.

(a)           BlackRock acknowledges that the investments of Merrill Lynch in BlackRock are material and strategic to it. Accordingly, BlackRock shall provide to Merrill Lynch, on an ongoing and current basis, such access to and information with respect to BlackRock's business, operations, plans and prospects as either of them may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in BlackRock.

(b)           Without limiting the generality of the foregoing, for so long as Merrill Lynch is required (the "Equity Accounting Period") to account for its investment in BlackRock under the equity method of accounting (determined in accordance with GAAP as applicable to Merrill Lynch), BlackRock agrees that:

  (i)           BlackRock shall provide Merrill Lynch with (A) consolidated financial results for the latest available period of the BlackRock consolidated group (the "BlackRock Group") in order to allow Merrill Lynch to prepare its US regulatory filings under the Securities Exchange Act of 1934 ("Merrill Lynch Public Filings"), including Merrill Lynch's quarterly financial statements and annual audited financial statements and (B) such financial information or documents in the possession of BlackRock and any of its Subsidiaries as Merrill Lynch may reasonably request; and

  (ii)           BlackRock shall cooperate, and use its reasonable best efforts to cause BlackRock's independent certified public accounts ("BlackRock's Auditors") to cooperate, with Merrill Lynch to the extent reasonably requested by Merrill Lynch in the preparation of Merrill Lynch's public earnings releases or other press releases, Current Reports on Form 8-K,

Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Merrill Lynch with the Commission, or any other Governmental Authority or otherwise made publicly available (collectively, the "Merrill Lynch Public Filings").  BlackRock agrees to provide to Merrill Lynch all information that Merrill Lynch reasonably requests in connection with any Merrill Lynch Public Filings or that, in the reasonable judgment of Merrill Lynch or its legal counsel, is required to be disclosed or incorporated by reference therein under any applicable law.  BlackRock shall provide such information to enable Merrill Lynch to prepare, print and release all Merrill Lynch Public Filings on a timely basis.  BlackRock shall use its reasonable best efforts to cause BlackRock's Auditors to consent to any reference to them as experts in any Merrill Lynch Public Filings required under applicable law.

(c)           To the extent required in order for any Party to comply with applicable law, BlackRock and Merrill Lynch will work together in good faith to develop appropriate protocols for each to share with the other aggregate security position information for use in their respective compliance programs.  For so long as BlackRock shall be deemed a subsidiary of Merrill Lynch for purposes of the Home Owners Loan Act or Change in Bank Control Act, Merrill Lynch shall have appropriate coordination rights with respect to holdings of voting shares of savings and loan holdings companies, savings associations, banks and bank holding companies.

(d)           With respect to any information provided by BlackRock:

  (i)           Subject to the requirements of law, Merrill Lynch shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.5 unless such information (w) is or becomes publicly available other than as a result of a breach of this Section 4.5(d) by it or its representatives; (x) was within its possession prior to being furnished to it by or on behalf of BlackRock, provided that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, BlackRock with respect to such information; (y) is or becomes available to such Person or any of its representatives on a non-confidential basis from a source other than BlackRock or any of its representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, BlackRock with respect to such information; or (z) is independently developed by or on its behalf without violating any of its obligations under this Section 4.5(d).

  (ii)           In the event Merrill Lynch believes that it is legally required to disclose any information or documents contemplated by this Section 4.5(d), it shall to the extent possible under the circumstances provide reasonable prior notice to BlackRock so that BlackRock may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

  (iii)          Notwithstanding the foregoing, Merrill Lynch may disclose any information or documents contemplated by this Section 4.5(d) in a filing with a governmental authority to the extent required by applicable law, provided that it shall to the extent practicable under the circumstances provide prior notice to BlackRock.

  (iv)          The rights of Merrill Lynch and the obligations of BlackRock hereunder shall be subject to applicable laws relating to the exchange of information and other applicable laws. The provisions of this Section 4.5(d) shall survive any termination of this Agreement.

Section 4.6         Voting Agreements.

(a)           Merrill Lynch shall, and shall cause any of its Affiliates, to vote or act by written consent all of the shares of BlackRock Capital Stock Beneficially Owned by it (i) in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement and (ii) to the extent consistent with clause (i) above, in accordance with the recommendation of the Board on all matters approved by the Board in accordance with the provisions of Article IV, including elections of Directors; provided, however, that if the Board shall either fail to nominate for election as a Director either or both of two individuals designated by Merrill Lynch who are reasonably acceptable to the Board, or shall unreasonably reject one or more Merrill Lynch designees who is otherwise eligible to serve, then, so long as such individuals otherwise meet the requirements for serving as a Director of BlackRock, Merrill Lynch and its Affiliates shall have the right to nominate such individuals at the applicable meeting of stockholders and to solicit proxies for the election of such individuals and, if such individuals are nominated at such meeting, may vote all of their shares of BlackRock Capital Stock entitled to vote on such matter in favor of the election of such individuals.

(b)           Merrill Lynch shall, and shall cause each of its Affiliates who hold BlackRock Capital Stock entitled to vote on any matter, be present in person or represented by proxy at all meetings of securityholders of BlackRock to the extent necessary so that all Voting Securities Beneficially Owned by Merrill Lynch and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 4.6.

Section 4.7         Related Party Transactions.  Neither BlackRock nor any of its Controlled Affiliates shall enter into or effectuate any transaction or agreement with Merrill Lynch or any Affiliate of Merrill Lynch or any director, officer or employee of Merrill Lynch or any such Affiliate (each a "Related Person") that is material to BlackRock, unless such transaction or agreement is in effect at the time of the Closing, relates to transactions by or on behalf of clients of BlackRock and its Controlled Affiliates in the ordinary course of business or has been approved by or is consistent with or pursuant to the terms of a policy, transaction or agreement (or form of agreement) approved by, the affirmative vote or consent of a majority of the Directors, excluding the Merrill Lynch Designees, present at a meeting at which a quorum is present.

ARTICLE V

NON-COMPETITION

Section 5.1         Non-Competition.

(a)           Subject to subsection (b) of this Section 5.1, from and after the Closing, Merrill Lynch agrees that it shall not, and that it shall cause its Controlled Affiliates (other than BlackRock and BlackRock's Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch) not to engage in Merrill Lynch Restricted Activities anywhere in the World (other than India to the extent required by the asset management joint venture to which Merrill Lynch and its Affiliates are party in that country) except on the terms and conditions set forth herein, and BlackRock agrees that it shall not, and that it shall cause its Controlled Affiliates not to engage in BlackRock Restricted Activities anywhere in the World except on the terms and conditions set forth herein.

  (i)           As used in this Section 5.1, the term "Merrill Lynch Restricted Activities" means (i) acting as an Asset Manager (as defined below) to a Fund (as defined below), or (ii) acting as an Asset Manager to a Separately Managed Account (as defined below).  Notwithstanding the previous sentence, the parties agree to establish a committee composed of two BlackRock managers and one Merrill Lynch manager to consider cases in which it would be acceptable and appropriate to allow Merrill Lynch and its Affiliates to engage on a limited, case-by-case basis, in Merrill Lynch Restricted Activities.  In particular, if Merrill Lynch or its Affiliates determine that (1) there is customer demand for a product that BlackRock does not provide, or desire to provide on commercially reasonable terms, and (2) Merrill Lynch and/or its Affiliates has made a reasonable exploration for alternative providers, then the committee will consider and decide in good faith, in the discretion of a majority of the committee members, whether to permit Merrill Lynch or an Affiliate to provide such product notwithstanding that to do so Merrill Lynch or such Affiliate would be engaged in Merrill Lynch Restricted Activities.

Furthermore, Merrill Lynch hereby agrees, notwithstanding anything herein to the contrary other than as an incidental effect of the exceptions to the definitions of Fund and Separately Managed Account set forth below, that neither IQ Investment Advisors nor any other investment advisor controlled by Merrill Lynch during the term of this Agreement will (i) directly or through one or more sub-advisers create a family of open-end funds for the purpose of replicating that portion of the asset management business of BlackRock or establishing a direct competitive threat to BlackRock, or (ii) create an open-end fund or family of open-end funds for the purpose of replicating the MLIM FDP platform or establishing a direct competitive threat to MLIM FDP.

For purposes of this provision, "acting as an Asset Manager" means acting as a discretionary investment adviser or sub-adviser primarily responsible for making the day-to-day investment decisions with respect to which underlying securities or other assets will be purchased and sold by a Fund or a Separately Managed Account; provided, however, that neither Merrill Lynch nor any Affiliate will be deemed to be acting as an Asset Manager in instances where it serves as an investment adviser with responsibilities for manager selection and asset allocation (or other overlay functions) that delegates primary day-to-day selection of underlying securities or other assets to a sub-adviser that is not under the control of Merrill Lynch (it being agreed that BlackRock is not under the control of Merrill Lynch for this purpose) and provided further, that Merrill Lynch will not be deemed to be acting as an Asset Manager to new financial technology, the primary purpose of which is not to provide active asset management services to third party investors.

For purposes of this section, "Fund" shall mean any collective investment fund, wherever domiciled.

For purposes of this provision, "Separately Managed Account" shall mean an account established in the name of and for the exclusive benefit of any person that is not a Fund pursuant to which such person receives investment advisory services; provided, however, Separately Managed Account shall not include an account of a customer or client of a retail broker, retail financial advisor, private wealth advisor or other retail sales person ("Retail Sales Person") for which (1) a Retail Salesperson acts as portfolio manager, or (2) a Merrill Lynch affiliated bank or trust company acts as trustee or investment advisor but qualifies for exclusion from acting as an Asset Manager pursuant to the first proviso to the definition thereof or supervises asset management services by the Retail Sales Person or an unaffiliated third party manager.

The term "Fund" shall not include any collective investment vehicle that, and the term "Separately Managed Account" shall not include any account that is not a Fund that:

(1)
invests primarily in collective investment vehicles such as hedge funds, private equity funds, ETFs, and/or mutual funds that are not Restricted Merrill Lynch Activities or that are managed by an unaffiliated third party manager, a Merrill Lynch Alternative Manager or a manager acquired by Merrill Lynch in conformity with Section  5.1(b)(i)(C) or (D),

(2)	invests substantially all of its assets in Real Estate.

For purposes of this Section 5.1, "Real Estate" shall include, but not be limited to, any direct or indirect, public or private, wholly-owned, joint venture, TIC interest, partnership, total return swap, and/or participation or other interests (including, without limitation, debt, equity, hybrid security interests (e.g. preferred equity and convertible securities), and options) in and acquisitions, sales, and direct and indirect syndications of:

(i)
real estate properties, including licenses, space and ground leases, and sub-leases for such properties and any interests therein and all rights and interests appurtenant thereto (e.g., air rights, riparian rights, etc.),

(ii)	real estate operating, asset management, property management, loan servicing and special servicing, Section 1031 vehicle and/or holding companies,

(iii)
any entity or structure primarily representing interests in, or backed by, real estate-related credit instruments, real estate equity interests, real estate derivatives, CDO instruments or real estate properties,

(iv)	instruments, assets, or operating enterprises whose values are primarily driven or supported by real property or tangible assets attached to real property including,

but not limited to, hotels, homebuilding, commercial and residential real estate, land development, cell towers, real estate credit instruments, lease claims, lien (including tax lien) claims, timber, timeshare units, and fractional interests,

(v)
investment vehicles whose target investments include primarily Real Estate (e.g., partnerships, limited liability companies, hedge funds, private equity funds and REITs and their foreign counterparts),

(vi)	secured and unsecured performing and non-performing loans and obligations backed primarily by Real Estate (including Commercial Mortgage Backed Securities), or pools of such loans and obligations, and

(vii)	non-investment grade or high yield loans, bonds, mezzanine loans, B-notes, and preferred equity secured or backed primarily by Real Estate.

(3)
invests primarily in commodities, collateralized debt obligations (broadly defined), collateralized loan obligations (broadly defined), any types of residual equity interests of structured assets or infrastructure products,

(4)	is a "Structured Fund" or an "Enhanced Index Fund,"

(i)
For purposes of this section, a "Structured Fund" is defined to mean any collective investment vehicle or other account that reshapes, repackages, and/or reproduces traditional cash flows or risk-return profiles through derivatives or other financial instruments and is operated in a passive and mechanistic manner in accordance with a predetermined set of trading and investment rules that do not seek to replicate the active asset management techniques or performance of a particular investment product or manager, and

(ii)
For purposes of this section, an "Enhanced Index Fund" is defined to mean any collective investment vehicle or account that (1) seeks to replicate the performance of an index that is constructed in a customized manner to provide greater returns than those provided by traditional indexes, or replicate the performance of a proprietary index that is developed, co-developed, or exclusively licensed by Merrill Lynch or any of its Affiliates and (2) is operated in a passive and mechanistic manner in accordance with a predetermined set of trading and investment rules that do not seek to replicate active asset management techniques,

(5)	is a "Structured Finance Vehicle,"

For purposes of this section, a "Structured Finance Vehicle" is any collective investment vehicle that relies on a trust, commodity pool, depositary facility or other collective investment entity that has the primary purpose of aggregating securities, commodities or other financial instruments for the purpose of (i) repackaging illiquid instruments or derivatives, or (ii) tranching or aggregating financial instruments to change their tax, cost, accounting, yield, credit, leverage, ERISA or risk characteristics,

(6)	is otherwise ancillary or incidental to any non Fund or non Separately Managed Account business of Merrill Lynch or its Affiliates, or

(7)
has the primary purpose of seeding funds and/or raising additional third-party capital to facilitate, support or assist in capitalizing current or future Merrill Lynch's proprietary trading and investing activities, including, but not limited to, equity and equity-linked products, fixed income and fixed income-linked products, loans, and distressed credit, Real Estate, private equity, venture capital, infrastructure, timber, foreign exchange and commodities assets or commodities products.

Nothing herein shall prohibit Merrill Lynch or any of its Affiliates from engaging in any business activities of any kind or nature currently engaged in by Merrill Lynch or any of its Affiliates as of the date of the Transaction Agreement or July 16, 2008; provided, however, that the acquisition and holding of an Affiliate pursuant to Section 5.1(b)(i)(C) or (D) after the date of the Transaction Agreement shall not give rise to any rights on the part of Merrill Lynch or any other Affiliate of Merrill Lynch to engage in any business activities under this sentence.

  (ii)           As used in this Section 5.1, the term "BlackRock Restricted Activities" means engaging, whether directly or indirectly through ownership of any interest in or consensual arrangements relating to another Person that is directly or indirectly engaged, in the retail securities brokerage business; provided, however, that the term "BlackRock Restricted Activities" shall in no event include acting as the distributor of publicly offered Funds primarily through third party sales forces or acting as a placement agent for privately offered Funds.

(b)           Notwithstanding Section 5.1(a) above, Merrill Lynch and any Controlled Affiliates restricted thereby may, with respect to Merrill Lynch Restricted Activities, and BlackRock and any Controlled Affiliate restricted thereby may, with respect to BlackRock Restricted Activities:

  (i)           acquire or hold any interest (whether by way of a purchase, merger, consolidation or other transaction) in any Person or business unit engaged directly or indirectly in any Merrill Lynch Restricted Activities or BlackRock Restricted Activities, as applicable, if (and only if) (A) the direct and indirect interest Beneficially Owned by Merrill Lynch and its Controlled Affiliates (other than BlackRock and its Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch), in the case of Merrill Lynch Restricted Activities, or by BlackRock and its Controlled Affiliates, in the case of BlackRock Restricted Activities, represents less than 10 percent of the voting interests and less than 10 percent of the ownership, revenue and profits interests in such Person or business unit, assuming the exercise of all rights of Merrill Lynch and its Controlled Affiliates ((other than BlackRock and its Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch), or BlackRock and its Controlled Affiliates, as applicable, to acquire any such interests, (B) such Person or business unit is at all times a Merrill Lynch Alternative Manager (C) in connection with the bona fide third party venture capital business of Merrill Lynch or its Affiliates or (D) in connection with the bona fide third party merchant banking line of business of Merrill Lynch or its Affiliates (the term "third party" being intended to exclude any vehicle or arrangement in which Merrill Lynch or its Affiliates both have a 50% or greater ownership or economic interest and are not in the process of seeking to reduce such interest below 50%); or

  (ii)           acquire or hold any interest in any Person in excess of the amount set forth in clause (i) above if (and only if) either (A) both (x) the consolidated revenues of such Person from Merrill Lynch Restricted Activities or BlackRock Restricted Activities, as applicable, in the previous four fiscal quarters are less than 33.3% of such Person's consolidated revenues during such period and (y) the sum of the aggregate consolidated revenues of such Person and its Subsidiaries in the preceding four fiscal quarters from Merrill Lynch Restricted Activities or BlackRock Restricted Activities, as applicable, multiplied times the direct or indirect percentage economic interest of Merrill Lynch and its restricted Controlled Affiliates or BlackRock and its restricted Controlled Affiliates, as applicable, in such Person is, in the case of Merrill Lynch Restricted Activities, less than 10% of the consolidated revenues of BlackRock for such period and, in the case of BlackRock Restricted Activities, less than 10% of the consolidated revenues of Merrill Lynch derived from BlackRock Restricted Activities, Merrill Lynch or BlackRock, as applicable, shall, or shall cause such Affiliate to, take commercially reasonable actions necessary to cease and terminate such Restricted Activities or to sell such Person or business to a third party that is not an Affiliate, as soon as reasonably practicable, and BlackRock or Merrill Lynch, as applicable, shall have a right to participate as a bidder in respect of any such sale transaction, or (B) if such acquisition or holding satisfies Section 5.1(b)(ii)(A)(x) above but not Section 5.1(b)(ii)(A)(y) above,  then Merrill Lynch or BlackRock may continue to own such Person and operate its Merrill Lynch Restricted Activities or BlackRock Restricted Activities, as applicable (the "Continuing Business"); provided that, (1) for so long as the restrictions of Section 5.1(a) continue to apply to Merrill Lynch or BlackRock, as applicable, the Continuing Business shall not use the "Merrill Lynch" name or the "BlackRock" name, or any derivation thereof, and (2) for so long as the Distribution Agreement in the Transaction Agreement remains in effect, Merrill Lynch and its Affiliates or BlackRock and its Affiliates (in each case, other than the acquired Person and its Affiliates as of the time of acquisition) shall enter into any agreement similar to the Distribution Agreement with the acquired Person and its Affiliates; or

  (iii)          in the case of Merrill Lynch, merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any Person that is not an Affiliate of Merrill Lynch and that has an existing business engaged in Merrill Lynch Restricted Activities which such Person continues to operate; provided that members of the Merrill Lynch board of directors do not constitute a majority of the board of directors of the surviving entity of such transaction (or of the board of directors of its ultimate parent company) and that the Merrill Lynch shareholders immediately prior to consummation of such transaction do not immediately after consummation of such transaction own 60% or more of the outstanding capital stock or other equity interests of the surviving entity of such transaction (or of its ultimate parent company); the restrictions of Section 5.1(a) shall not apply to the activities of such surviving entity and its Affiliates (other than (x) Merrill Lynch, (y) the Subsidiaries and Controlled Affiliates of Merrill Lynch as of the closing of the transaction, and (z) any Subsidiary or Controlled Affiliate of Merrill Lynch or of such ultimate parent company which, following the closing, holds or operates the business that had been held or operated prior to such closing by Merrill Lynch and its Subsidiaries and Controlled Affiliates or all or substantially all of the assets of such business); or

  (iv)          engage in Merrill Lynch Restricted Activities or BlackRock Restricted Activities, as applicable, (including through an acquisition or holding in excess of that permitted by Section 5.1(b)(i) or (ii) above) if and to the extent that, prior to engaging therein, (A) Merrill Lynch discloses to the Board of Directors of BlackRock, or BlackRock discloses to the Board of Directors of Merrill Lynch, as applicable, in reasonable detail and with reasonable particularity, including by responding to the inquiries and questions of such Board of Directors, the nature, extent and duration of the proposed Merrill Lynch Restricted Activities or BlackRock Restricted Activities; and (B) a majority of the Independent Directors on such Board of Directors approves the proposed Merrill Lynch Restricted Activities by Merrill Lynch or such Controlled Affiliate or BlackRock Restricted Activities by BlackRock or such Controlled Affiliate, as applicable.

ARTICLE VI

MISCELLANEOUS

Section 6.1         Conflicting Agreements.  Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 6.2         Termination.  Except as otherwise provided in this Agreement, this Agreement shall terminate on the later of July 16, 2013 and the first date on which Merrill Lynch and its Affiliates Beneficially Own BlackRock Capital Stock representing less than its Ownership Threshold; provided, however, that in the case of a termination pursuant to this Section 6.2, the obligations of the parties pursuant to Article III hereof shall not terminate until the first date on which Merrill Lynch and its Affiliates Beneficially Own BlackRock Capital Stock representing less than five percent of the Total Voting Power of the BlackRock Capital Stock issued and outstanding at such time.  Nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 6.3         Ownership Information.

(a)           For purposes of this Agreement, all determinations of the amount of outstanding BlackRock Capital Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by BlackRock with the Commission, unless BlackRock shall have updated such information by delivery of written notice to Merrill Lynch.

(b)           If at any time or from time to time BlackRock becomes aware of any event that has caused, or which could reasonably be expected to cause, Beneficial Ownership by Merrill Lynch and its Affiliates of BlackRock Capital Stock to increase above its Ownership Cap, BlackRock shall promptly (but in no event more than five Business Days thereafter) notify Merrill Lynch thereof.

Section 6.4         Savings Clause.  No provision of this Agreement shall be construed to require any party or its Controlled Affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 6.5         Amendment and Waiver.  Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Independent Directors. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.6         Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 6.7         Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of Merrill Lynch under any other agreement with BlackRock, the terms of this Agreement shall govern.

Section 6.8         Successors and Assigns.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger or similar business combination transaction), by any party without the prior written consent of the other parties  (approved, in the case of BlackRock, by a majority of the Independent Directors), provided, that Merrill Lynch may assign its rights and obligations hereunder (in whole or in part) to an Affiliate that agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso; provided, further, that BlackRock may assign all or a portion of its rights under Sections 3.3 and 5.1(b)(ii) in connection with any particular transaction subject thereto so long as BlackRock remains, obligated in respect of any purchase obligations arising thereunder.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 6.9         Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.10       Remedies.

(a)           Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof.  Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.11       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to BlackRock:

   c/o BlackRock, Inc.
   40 East 52nd Street
   New York, NY 10022
   Facsimile:  212-810-8760
   Attn:          Laurence D. Fink

with a copy (which shall not constitute notice) to:

   Skadden, Arps, Slate, Meagher & Flom LLP
   Four Times Square
   New York, NY 10036
   Facsimile:   212-735-2000
   Attention:   Franklin M. Gittes, Esq.
                    Richard T. Prins, Esq.

If to Merrill Lynch:

   Merrill Lynch & Co., Inc.
   Four World Financial Center
   250 Vesey Street
   New York, NY  10080
   Facsimile:  212-670-4518
   Attention:  Richard E. Alsop, Esq.

with a copy (which shall not constitute notice) to:

   Wachtell, Lipton, Rosen & Katz
   51 West 52nd Street
   New York, NY 10019
   Facsimile:   212-403-2000
   Attention:   Nicholas G. Demmo, Esq.

Section 6.12       Governing Law; Consent to Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b)           Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by Merrill Lynch and BlackRock to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 6.13       Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". For the avoidance of doubt, this Agreement shall be interpreted in all respects to give effect to the Merger Change of Control, which shall constitute a "Change of Control of Merrill Lynch"

hereunder and under the Original Agreement, whether the Merrill Lynch Merger occurs prior to, concurrently with, or following the effectiveness of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Stockholder Agreement as of the date first written above.

BLACKROCK, INC.

By:	/s/ Daniel R. Waltcher
	Name:	Daniel R. Waltcher
	Title:	Managing Director and
Deputy General Counsel

MERRILL LYNCH & CO., INC.

By:	/s/ Teresa Brenner
	Name:	Teresa Brenner
	Title:	Associate General Counsel

Pursuant to Section 3.2(a) of this Agreement, the undersigned hereby undertakes and agrees with BlackRock that the undersigned shall be bound by this Agreement as fully as if it were an initial signatory hereto, effective as of the date hereof.

MERRILL LYNCH GROUP, INC.

By:	/s/ Teresa Brenner
	Name:	Teresa Brenner
	Title:	Associate General Counsel